EXHIBIT 23.05

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 23, 1999, relating to the financial statements of Proveedora de Servicios para Red Bogota.com Ltda., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Price Waterhouse
Bogota, Colombia
March 7, 2000